Exhibit 4.4

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATIONS ARE NOT REQUIRED, OR (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES.

E-LOAN, INC.

8% CONVERTIBLE NOTE
$5,000,000	July 12, 2001 (the "Issue Date")

Dublin, California

E-LOAN, INC., a Delaware corporation (the "Company"), the principal office of which is located at 5875 Arnold Road, Suite 100, Dublin, California 94568, for value received hereby promises to pay to The Charles Schwab Corporation, a Delaware corporation, or its registered assigns, the principal sum of Five Million Dollars ($5,000,000), plus interest at the rate specified below, which shall be due and payable on the earlier to occur of (i) January 19, 2003 (the "Maturity Date"), (ii) when declared due and payable by the Holder upon the occurrence of an Event of Default (as defined below) or (iii) a redemption in accordance with Section 4. Payment for all amounts due hereunder shall be made by mail to the registered address of the Holder (as defined below) or, if written demand is provided by the Holder to the Company, by wire transfer, or as otherwise set forth herein. This Note is issued in connection with the transactions described in Section 1.01 of that certain Note Purchase Agreement, dated as of July 12, 2001, as the same may from time to time be amended, modified or supplemented (the "Purchase Agreement"). The Holder is subject to certain restrictions set forth in the Purchase Agreement and shall be entitled to certain rights and privileges set forth in the Purchase Agreement. All capitalized terms used and not defined in this Note, but defined in the Purchase Agreement or the Security Agreement (as defined hereinafter), shall have the meanings set forth in the Purchase Agreement or the Security Agreement as applicable.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

    Definitions. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

    "Change of Control Event" means (i) the sale, conveyance or disposition in one or a series of transactions of all or substantially all of the assets of the Company or any of its significant subsidiaries (as determined by under Rule 1-02(w) of Regulation S-X under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"), as each may be amended or any successor act thereto), or any transaction that is subject to Rule 13e-3 of the Exchange Act, (ii) the consummation of a transaction by which any Person or Group (as each is defined below), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the securities issued by the Company having the power to vote (measured by voting power rather than number of shares) in the election of directors (the "Voting Stock") of the Company or (iii) the consolidation, merger or other business combination of the Company with or into any other Person or Persons (other than (a) a consolidation, merger or other business combination in which holders of the Company's Voting Stock immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the same relative percentage of the Voting Stock as before any such transaction and the Voting Stock of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a Company) of such entity or entities, including pursuant to a holding company merger effected under Section 251(g) of the Delaware General Corporation Law or any successor provision, or (b) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company).

    "Common Stock" means and refers to the Common Stock, par value $0.001 per share, of the Company.

    "Company" includes any Company which shall succeed to or assume the obligations of the Company under this Note.

    "Group" means a group of Persons with the meaning thereof under Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder.

    "Holder" when the context refers to a holder of this Note, shall mean any person who shall at the time be the registered holder of this Note.

    "Indebtedness" means any sums due, owing or payable under, as a result of, or with respect to (i) any warehouse, revolving or general lines of credit, regardless of the amount(s) or terms thereof, whether such credit facilities are now existing or are hereafter obtained by the Company, (ii) other conditional or installment sale contracts or similar loan transactions, and any and all extensions, renewals, amendments and modifications thereto and replacements thereof and any similar facilities thereto, and (iii) that certain Secured Convertible Note of the Company, when and if issued upon draw downs in accordance with that certain Amended and Restated Loan Agreement between the Company and Christian A. Larsen, dated July 12, 2001.

    "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, trust or other entity or organization.

    "Security Agreement" means and refers to the Security Agreement, dated as of July 12, 2001, as the same may from time to time be amended, modified or supplemented (the "Security Agreement").

    Interest.

        Interest. The Holder shall be entitled to receive interest payments under the Note equal to eight percent (8.00%) per annum (or such rate as is then applicable pursuant to Section 2(c)) of the Unpaid Principal payable in cash out of funds legally available therefor on each Quarterly Interest Payment Date (as defined below). The "initial principal" as cumulatively adjusted from time to time by accumulated interest or otherwise contemplated herein, shall be referred to as the "Unpaid Principal."

        Cumulative Quarterly Payments. Interest on the Unpaid Principal shall accrue daily, whether or not funds are legally available therefor, from the Issue Date. Interest on the Unpaid Principal shall be payable on March 31, June 30, September 30 and December 31 of each year (each such date being referred to herein as a "Quarterly Interest Payment Date"), commencing on June 30, 2001 (the "Initial Quarterly Interest Payment") to the Holder on such record dates, which shall be ten business days preceding each Quarterly Interest Payment Date (each such date being referred to herein as a "Quarterly Interest Record Date"). The amount of interest payable for each quarterly interest period shall be computed by multiplying the then applicable Unpaid Principal by the annual interest amount of eight percent (8.00%) (or such rate as is then applicable pursuant to Section 2(c)), divided by four (4). The amount of interest payable for the initial interest period and interest payable for any other period that is shorter or longer than a full quarterly interest period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The Holder shall not be entitled to receive any interest, whether payable in cash or otherwise, which is in excess of the cumulative interest provided for herein.

        Interest Rate Following Maturity, etc. Notwithstanding the foregoing, in the event that the Note is not redeemed, converted or otherwise extinguished on or prior to the date specified or required herein for such redemption, conversion or termination, interest on the Note after the first date of the occurrence of the failure of such redemption, conversion or termination including repayment on the Maturity Date, shall continue to accrue and be added to the Unpaid Principal at the rate of fifteen percent (15%) per annum of the then Unpaid Principal (the "Premium Rate").

    Event of Default.

      Definition of Event of Default. In addition to any Event of Default under the Purchase Agreement and the Security Agreement, each of the following shall constitute an Event of Default under this Note:

        Interest and Principal Payments. If the Company fails to pay principal or interest when and as payable under this Note, whether at the maturity, as a result of acceleration or otherwise, and such failure to pay shall have continued for ten days (except where an adjustment to the Unpaid Principal is made in lieu of a payment of interest); or

        Performance. If the Company fails to perform or observe any other of the covenants, conditions or agreements on the part of the Company, set forth in this Note or the Purchase Agreement (including, without limitation, Article VI of the Purchase Agreement) or the Security Agreement, and such failure shall have continued for ten days; or

        Representations and Warranties. If any representation, warranty or statement made by the Company in this Note, the Purchase Agreement, the Security Agreement, or in any certificate or other instrument delivered by or on behalf of the Company to the Holder pursuant to this Note, the Purchase Agreement or the Security Agreement shall be incorrect in any material respect as of the time when made; or

        Company Filed Petition of Bankruptcy or Reorganizations. If the Company shall file a petition in bankruptcy or for reorganization or for an arrangement or any composition, readjustment, liquidation, dissolution or similar relief pursuant to Title 11 of the United States Code or under any similar present or future federal law or the law of any other jurisdiction or shall be adjudicated a bankrupt or become insolvent, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company for all or any substantial part of the property of the Company, or shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall take any corporate action, in furtherance of any of the foregoing; or

        Third-Party Petition of Bankruptcy or Reorganization. If a petition or answer shall be filed proposing the adjudication of the Company as bankrupt or its reorganization or arrangement or any composition, readjustment, liquidation, dissolution or similar relief with respect to it pursuant to Title 11 of the United States Code or under any similar present or future federal law or the law of any other jurisdiction applicable to the Company, and the Company shall consent to or acquiesce in the filing thereof, or such petition or answer shall not be discharged or denied within 60 days after the filing thereof; or

        Court Decree or Order. If a decree or order is rendered by a court having jurisdiction (i) for the appointment or a receiver or custodian or liquidator or trustee or sequestrator assignee (or similar official) in bankruptcy or insolvency of the Company or of all or a substantial part of its property, or for the winding up or liquidation of its affairs, and such decree or order shall have remained in force undischarged and unstayed for a period of 60 days, or (ii) for the sequestration or attachment of any property of the Company without its return to the possession of the Company or its release from such sequestration or attachment within 60 days thereafter; or

        Default On Credit Facilities. (i) If the Company fails to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under, any of its Indebtedness; provided, however, the Company shall be entitled to notice of such failure and to cure such failure in accordance with applicable loan documents; or (ii) if the Company fails to perform or observe any other agreement, term or condition contained in, or be in default of, any agreement under which any such Indebtedness was issued or created, if the effect of any such failure is to cause, or permit the holders of such Indebtedness to become due prior to its stated maturity or scheduled due date; provided, however, the Company shall be entitled to notice of such failure and to cure such failure in accordance with applicable loan documents; or

        Judgments. If final judgment for the payment of money shall be entered against the Company and if such judgment shall not be vacated, satisfied or discharged within 30 days after the entry thereof or within such longer period as the execution of such judgment shall have been stayed, and if such judgment, together with all other such judgments, exceeds, in the aggregate, $1,000,000.

      Remedies. If any Event of Default shall have occurred and be continuing:

        Acceleration. The Holder may, by notice to the Company, declare the entire outstanding principal of the Note, and all accrued and unpaid interest thereon, to be due and payable immediately, and upon any such declaration the entire outstanding principal of the Note and said accrued and unpaid interest shall become and be immediately due and payable, without presentment, demand, protest or other notice whatsoever, all of which are hereby expressly waived.

        Enforcement of Rights. The Holder may enforce its rights by suit in equity, by action at law, or by any other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Note, the Purchase Agreement or the Security Agreement or in aid of the exercise of any power granted in this Note, the Purchase Agreement or the Security Agreement.

      Conduct No Waiver; Collection Expenses. No course of dealing on the part of any Holder, nor any delay or failure on the part of any Holder to exercise any of its rights, shall operate as a waiver of such right or otherwise prejudice such Holder's rights, powers and remedies. If the Company fails to pay, when due, the principal of, the premium on, if any, or the interest on the Note, the Company will pay to the Holder, to the extent permitted by law, on demand, such further amounts as shall be sufficient to cover the cost and expenses, including, but not limited to, all reasonable attorneys' fees, incurred by the Holder in collecting any sums due on the Note. If the Company fails to comply with any other provision of this Note or the Purchase Agreement, the Company will pay to the Holder, to the extent permitted by law, on demand, such further amounts as shall be sufficient to cover the costs and expenses, including, but not limited to, all reasonable attorneys' fees, incurred by the Holder in enforcing any of its rights.

      Remedies Cumulative. No right or remedy conferred upon or reserved to the Holder under this Note or the Purchase Agreement is intended to be exclusive or any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy whether or not given hereunder or hereafter existing under any applicable law. Every right and remedy given by this Note or the Purchase Agreement or by applicable law to the Holder may be exercised from time to time and as often as may be deemed expedient by the Holder.

    Redemption. The Unpaid Principal sum of this Note shall be redeemable as follows:

      Optional Redemption.

        Timing and Amount. The Unpaid Principal sum of this Note will be redeemable for cash, at the option of the Company, subject to the notice provisions described below, in whole or in part, at any time or from time to time out of funds legally available therefor, at a price on the day of redemption equal to the product of 1.05%, multiplied by the then Unpaid Principal sum of the Note (the "Redemption Price").

        Partial Redemption. If less than all the Unpaid Principal under the Note is to be redeemed pursuant to Section 4.1(a), a new Note shall be issued representing the unredeemed Unpaid Principal without any cost to the holder thereof.

      Redemption Procedure.

        Notice of Redemption. In the event the Company shall exercise its option to redeem Unpaid Principal pursuant to Section 4.1, notice of such redemption shall be given by courier or first class mail, postage prepaid, at least 30 but no more than 60 days prior to the redemption date, to the Holder's address as the same appears on the records of the Company. Each such notice shall state: (1) the redemption date, (2) the amount of Unpaid Principal to be redeemed from the Holder, (3) the Redemption Price, (4) the place or places where the Note is to be surrendered for payment of the Redemption Price, (5) that interest on the Unpaid Principal to be redeemed shall cease to accrue on such redemption date, (6) that the Note will remain convertible into shares of Common Stock at any time and from time to time prior to the redemption date, and (7) the then applicable number of shares of Common Stock into which the Note is convertible. Notice having been mailed as aforesaid, on and after the redemption date, provided that the Redemption Price has been duly paid, (i) interest shall cease to accrue on the Note so called for redemption, (ii) the Note so called for redemption shall no longer be deemed to be outstanding, and (iii) all rights of the Holder of the Note so called for redemption shall cease except the right to receive the Redemption Price, upon surrender of the Note.

        Surrender of Note. If redemption of all the Unpaid Principal is to occur, as a condition to the redemption payment, but not to the redemption itself, the Holder shall be obligated to surrender the Note for cancellation. If redemption is to occur for a portion of the Unpaid Principal, then the fact of such partial redemption, including the amount paid and the date through which payment is made shall be marked on the original Note or an allonge and the original Note shall thereafter be returned to the Holder.

      Redemption Upon a Change of Control Event.

        Timing and Amount. In the event there occurs a Change of Control Event in which all or a portion of the consideration payable to the holders of the Company's Common Stock is other than cash, the Company or its successor (or its ultimate parent, in either case, the "Successor") shall offer to redeem this Note held for an amount in cash equal to the Redemption Price of the Note, by delivery of a notice of such offer (a "Change of Control Redemption Offer"). Upon a Change of Control Event, the Holder shall have the right (but not the obligation) to require the Company or its Successor to purchase the Note held by such holder for an amount in cash equal to the Redemption Price; it being understood that, as a condition to the consummation of any such Change of Control Event, the Company and any Successor shall have agreed to satisfy the obligations to the Holder under this Section 4.3. The Holder shall also be permitted, until the fifth (5th) business day following a Change of Control Event, to surrender the Note to the Company or its Successor. In the event that the Holder does not elect to convert or redeem the Holder's Note pursuant to the foregoing sentence, the Holder shall retain any rights it has hereunder with respect to such Change of Control Event, including to convert or redeem its Note in connection with any subsequent Change of Control Event.

        Notice of Change of Control Event. Within ten business days prior to the closing of a transaction which shall constitute a Change of Control Event, the Company or its Successor shall give notice by mail to the Holder, at such Holder's address as it appears on the transfer books of the Company, of such Change of Control Event, which notice shall set forth the Holder's right to require the Company to redeem all, but not less than all, of the Unpaid Principal owing under the Note, the redemption date (which date shall be no more than 30 business days following the date of such mailed notice), and the procedures to be followed by the Holder in exercising its right to cause such redemption, or, alternatively, to convert the Unpaid Principal of the Note as permitted in Section 5.1. In the event the Holder shall elect to require the Company or its Successor to redeem all Unpaid Principal owing under the Note pursuant to Section 4.3(a), the Holder shall deliver on or prior to the redemption date, a written notice to the Company or its Successor so stating, specifying the amount of Unpaid Principal to be redeemed pursuant to Section 4.3(a). The Company or its Successor shall, in accordance with the terms hereof, redeem the amount of Unpaid Principal so specified on the date fixed for redemption. Failure of the Company to give any notice required by this Section 4.3(b), or the formal insufficiency of any such notice, shall not prejudice the rights of the Holder to cause the Company or its Successor to redeem all Unpaid Principal owing under the Note. Notwithstanding the foregoing, the Board of Directors of the Company may modify any offer pursuant to this 4.3(b) to the extent necessary to comply with any applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Section 14(e) and Rule 14e-1 thereof, but no such provisions or modifications shall in any way negate the obligation of the Company or its Successor to redeem Unpaid Principal under this Section 4.3.

    If the Company shall fail to comply with any of the provisions of this Section 4 (other than the timely giving of a notice pursuant to Section 4.3(b)), then in any such event, the applicable interest rate shall be increased by an amount equal to the Premium Rate during the period in which such failure shall be continuing.

    Conversion. The Note shall be convertible into Common Stock as follows:

      Optional Conversion. The Note shall be convertible in whole or in part without the payment of any additional consideration by the Holder and at the option of the Holder, at any time after the Issue Date, at the office of the Company or any transfer agent for the Common Stock, into the number of fully paid and non-assessable shares of Common Stock of the Company as is determined by dividing (a) the amount to be converted up to the Unpaid Principal owing under the Note by (b) the Conversion Price (as hereinafter defined) in effect at the time of conversion.

      Automatic Conversion. The Note shall automatically convert into the number of fully paid and non-assessable shares of Common Stock of the Company as is determined by dividing (i) the Unpaid Principal owing under the Note by (ii) the Conversion Price (as hereinafter defined) in effect at the time of conversion, in the event the average closing price (such closing price shall not include after hours trading) of a share of the Company's Common Stock exceeds $2.12 (as quoted on the Nasdaq National Market or another exchange or market that the securities may be quoted or listed on and subject as appropriate to adjustment for stock splits, stock dividends, reverse stock splits, reclassifications and other similar events affecting the Company's Common Stock) for any consecutive ninety-day period (the last day of such ninety-day period being referred to as the "Conversion Event Day"); provided, however, that the timing of the conversion shall be as follows: On the Conversion Event Day and each successive three-month anniversary of the Conversion Event Day (until all of the Unpaid Principal has been converted into Common Stock), the amount of the Unpaid Principal automatically converted pursuant solely to this Section 5.2 shall be limited to the amount which would result in the number of shares of Common Stock into which the Unpaid Principal is converted being equal to twenty- five percent (25%) of the Unpaid Principal (the "Threshold Amount"); provided that, no shares shall be converted after the Maturity Date. For example only, if the Conversion Event Day were June 1, 2002, and the Unpaid Principal was $5,000,000, the Unpaid Principal would be converted into 1,179,245 shares of Common Stock on June 1, 2002, 1,179,245 shares of Common Stock on September 1, 2002 and 1,179,245 shares of Common Stock on January 1, 2003. However, since the last 1,179,245 shares of Common Stock are not convertible until after the Maturity Date, they would not be converted and the Company would be required to repay any outstanding Unpaid Principal in accordance with the terms of this Note.

      Conversion Price. The conversion price (the "Conversion Price") shall initially be $1.06, subject to adjustment from time to time in accordance with Section 5.4.

      Adjustments to the Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

        Adjustment Upon Stock Dividends, Subdivisions or Splits. If, at any time, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of Note shall be increased in proportion to such increase in outstanding shares.

        Adjustment Upon Combinations. If, at any time, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of the Note shall be decreased in proportion to such decrease in outstanding shares.

        Adjustment Upon Reclassifications, Reorganizations, Consolidations or Mergers. If, at any time when the Note is issued and outstanding, there shall be any merger, consolidation, share exchange, recapitalization, reorganization, business combination, or other similar event or other Change of Control Event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another Person, or in case of any sale or conveyance of all or substantially all of the assets of the Company then, subject to the rights of the Holder under Section 4.3 hereof, the Holder shall thereafter have the right to receive upon conversion of the Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities, cash or other assets which the Holder of would have been entitled to receive in such transaction had the Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion contained herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provisions for adjustment of the applicable Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion of the Note. The above provisions shall similarly apply to successive mergers, consolidations, share exchanges, recapitalizations, reorganizations, business combinations or other similar events or sales of assets.

        Deferral in Certain Circumstances. In any case in which the provisions of this Section 5.4 shall require that an adjustment shall become effective immediately after a record date of an event, the Company may defer until the occurrence of such event issuing to the Holder of the Note, converted after such record date and before the occurrence of such event, the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event and issuing to such Holder only the shares of capital stock issuable upon such conversion before giving effect to such adjustments; provided, however, that the Company shall deliver to such Holder an appropriate instrument or due bills evidencing such holder's right to receive such additional shares.

        Notice of Adjustment of Conversion Price. Whenever the Conversion Price is adjusted as herein provided: (i) the Company shall compute the adjusted Conversion Price in accordance with this Section 5.4 and shall prepare a certificate signed by the Treasurer or Chief Financial Officer of the Company setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for such purpose of conversion of the Note; and (ii) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be prepared by the Company, and as soon as practicable after it is prepared, such notice shall be mailed by the Company at its expense to the Holder at the Holder's last addresses as it shall appear in the Company's records.

        Conversion Mechanics. At the time of any conversion of the Note into Common Stock, the Note shall be converted on the Conversion Date (as defined below) to that number of shares of Common Stock determined by dividing the Unpaid Principal owing under the Note by the Conversion Price, as in effect at the time of conversion. In order for the Holder to receive shares of Common Stock for the conversion of the Note, the Holder shall surrender the Note at the office of the Company, together with a written notice. Such notice shall state the Holder's name or the names of the nominees in which the Holder wishes the certificate or certificates for shares of Common Stock to be issued and, shall state the amount of principal owing under the Note that is to be converted. The "Conversion Date" shall be the date of receipt of the Note. The Company shall, as soon as practicable after the Conversion Date, issue and deliver to the Holder, or to its nominee, at the Holder's address as shown in the records of the Company, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, rounded to the nearest share (with one-half or greater being rounded upward). If less than all of the Unpaid Principal represented by the Note is converted into shares of Common Stock, the Company shall issue a new Note in the amount of the Unpaid Principal not so converted.

        Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Note and any fractional share to which the holder would otherwise be entitled shall be rounded to the nearest whole number (with one-half or greater being rounded upward).

        Effect of Surrender. The Note, once surrendered for conversion, shall no longer be deemed to be outstanding, and all rights with respect to the Note shall immediately cease and terminate on the Conversion Date, except only the right of the Holder to receive shares of Common Stock in exchange therefor and the payment of any declared and unpaid dividends thereon. On the Conversion Date, the shares of Common Stock issuable upon such conversion shall be deemed to be outstanding, and the holder thereof shall be entitled to exercise and enjoy all rights with respect to such shares of Common Stock. The Note once tendered for conversion shall, from and after the Conversion Date, be deemed to have been retired and canceled and shall not be reissued.

    Reservation of Common Stock Issuable Upon Conversion. The Company shall at all times after the Issue Date reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Note, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all Unpaid Principal owing under the Note, including Interest accruing thereon.

    No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment.

    Assignment. Subject to the restrictions on transfer described in the Purchase Agreement, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

    Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder.

    Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if telegraphed or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth in the Purchase Agreement. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail or telegraphed in the manner set forth above and shall be deemed to have been received when delivered.

    No Stockholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company; and no dividends or interest shall be payable or accrued in respect of this Note or the interest represented hereby or the Conversion Shares obtainable hereunder until, and only to the extent that, this Note shall have been converted.

    Security. This Note is secured pursuant to the terms of the Security Agreement.

    Governing Law. This Note shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

    Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

    Entire Agreement. This Note, and any agreements incorporated or referred to herein, contains the entire understanding between the Company and Holder with respect to the subject matter hereof and supersedes any and all prior or contemporaneous written or oral negotiations or agreements between them regarding the subject matter hereof.

    Severability; Usury. The provisions of this Note shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Note, or the application thereof to any Person or any circumstance, is invalid or unenforceable, including as a result of any laws relating to usury, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Note and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability of such provision, or the application thereof, in any other jurisdiction. In no event may any interest rate provided for hereunder exceed the maximum rate permitted by any applicable law (the "Maximum Rate"). If, in any month, any interest rate, absent such limitation, would exceed the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate.

    No Dividends, Repurchase, etc. So long as the Note is outstanding, without the Holder's prior written consent no dividends (other than those paid in the Company's equity securities) shall be paid or declared and set apart for payment and no other distribution shall be made upon the Company's equity securities, nor shall any of the Company's equity securities be redeemed, purchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for redemption of any shares of any such equity securities) by the Company (except by conversion into or exchange for the Company's equity securities).

    Miscellaneous. The Company hereby consents to renewals and extensions of time at or after the Maturity Date. The Company for itself and its legal successors and assigns, hereby waives diligence, presentment, protest, dishonor, notice of dishonor, demand and notice of every kind in connection with this Note. No extension of time for payment of any amount owing hereunder shall affect the liability of the Company or any person or entity, now or at any time hereafter, liable for payment of the indebtedness evidenced hereby. No delay by the Company, including any delay because of a default under any Indebtedness of the Company, or the Holder hereof in exercising any power or right hereunder shall operate as a waiver of any power or right hereunder. No waiver or modification of the terms of this Note shall be valid unless in writing and signed by the Holder.

E-LOAN, INC., a Delaware corporation

By /s/ Joseph J. Kennedy

Joseph J. Kennedy

President

By /s/ Matthew Roberts

Matthew Roberts

Secretary

NOTICE OF CONVERSION

(To Be Signed Only Upon Conversion of Note)

TO E-LOAN, INC.

The undersigned, the holder of the foregoing Note, hereby surrenders such Note for conversion into shares of Common Stock of E-LOAN, INC., a Delaware corporation (the "Company"), to the extent of $ _________ unpaid principal amount of such Note and $___________ unpaid interest on such unpaid principal amount, and requests that the certificates for such securities be issued in the name of, and delivered to: ___________________________________________________________ , whose address is __________________________________________________________________________.

Dated:

(Signature must conform in all respects to name of holder as specified on the face of the Note)

(Address)